                                                                EXHIBIT (12)(B)

                         Sierra Pacific Power Company
            Ratio of Earnings to Fixed Charges and Preferred Stock
                                   Dividends
                            (Dollars in Thousands)

                                                   ------------------------------------------------------------------------------
                                                                                                                   Twelve Months
                                                                                                                   Ended June 30,
                                                       1991        1992        1993        1994        1995             1996
                                                     --------    --------    --------    --------    --------      --------------
EARNINGS
- ---------

    Income After Interest Charges                    $50,224      $49,843     $57,457     $60,863      $65,983       $71,153
    Deferral Mechanism Adjustments           (1,2)        $0       $1,050       ($409)         $2        ($552)        ($493)
    Adjusted Income                                  -------      -------     -------     -------     --------       -------
    Income Taxes, Operating                          $50,224      $50,893     $57,048     $60,865      $65,431       $70,660

    Income Taxes, Non-Operating                       24,810       26,029      27,499      29,113       37,370        40,869

    Fixed Charges                            (1,2)      (390)        (787)        301         751         (231)         (445)
                                                      46,095       41,975      43,823      43,493       40,326        40,677
                                                     -------      -------     -------     -------      -------      --------
             Earnings Available
              for Fixed Charges                     $120,739     $118,110    $128,671    $134,222     $142,896      $151,761
                                                    ========     ========    ========    ========     ========      ========
FIXED CHARGES/PREFERRED DIVIDENDS
- ---------------------------------

    Interest on Long-Term Debt               (1)     $39,331      $37,184     $39,091     $35,193      $35,326       $35,334
    Deferral Mechanism Adjustments                        $0        ($980)       $459         $52         $554          $457
                                                     -------      -------     -------     -------      -------       -------
    Adjusted Interest                                $39,331      $36,204     $39,550     $35,245      $35,880       $35,791
                                                     -------      -------     -------     -------      -------       -------
    Amortization of Debt Discount
     and Expense, Less Premium                           549          680       1,001       1,247        1,225         1,224
                                                     -------      -------     -------     -------      -------       -------

    Other Interest Expense                   (2)       3,482        2,528         822       4,588          556         1,071
    Deferral Mechanism Adjustments                         0          (70)        (50)        (54)          (2)           36
                                                     -------      -------     -------     -------      -------       -------
    Adjusted Interest                                  3,482        2,458         772       4,534          554         1,107
                                                     -------      -------     -------     -------      -------       -------
    Interest Component
     of all Rental Charges                             2,733        2,633       2,500       2,467        2,667         2,555
                                                     -------      -------     -------     -------      -------       -------

    Preferred Dividends                      (3)       6,481        8,496      12,258      11,827       11,525        10,757
                                                     -------      -------     -------     -------      -------       -------
    Total Fixed Charges/Preferred Dividends          $52,576      $50,471     $56,081     $55,320      $51,851       $51,434
                                                     =======      =======     =======     =======      =======       =======
RATIO OF EARNINGS
 TO FIXED CHARGES/PREFERRED DIVIDENDS                   2.30         2.34        2.29        2.43         2.76          2.95
                                                     =======      =======     =======     =======      =======       =======

(1) Adjusted for the deferral portion of the variable rate interest deferral mechanism.
(2) Adjusted for the carrying charges on the variable rate interest deferral mechanism.
(3) Preferred Stock Dividend Requirements (100% Tax Rate)

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